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Exhibit 99.1

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Avaya Acquires Esna to Accelerate Communications-Enabled Applications for Effortless Engagement

-Will enable the integration of multi-vendor communications into cloud-based applications
-Embedded, browser-based client will provide end users with one-click access to unified communications without leaving the applications or devices they are using
- Will increase productivity and customer satisfaction through ease of use while reducing IT requirements for infrastructure and application deployment

Santa Clara, Calif. – Thursday, May 28, 2015 – Avaya today announced it has completed the acquisition of Esna Technologies Inc. (Esna), a provider of real-time collaboration and communications software, to accelerate the adoption of communications-enabled applications for both enterprises and midmarket companies. Through the acquisition, Avaya will enable end-users to easily access multi-vendor communications capabilities – voice, video, IM/presence, conferencing and messaging – from within cloud-based business applications using their device of choice.

See the video: ***Gary E. Barnett, SVP and GM for Avaya Engagement Solutions, talks about the customer value proposition of Avaya and Esna***

A tightly integrated, Esna-enabled Avaya Communicator web client will be available for both the Avaya IP Office® and Avaya Aura® platforms with out-of-the-box video and voice capabilities that can be embedded into public or private cloud-based business applications. The 'headless' thin client helps improve engagement, productivity and mobility by reducing the disruption caused by shifting in and out of applications or changing devices. For end customers, decreased effort in communicating with a company and improved experience of using multimodal ways to engage can lead to higher satisfaction, increased sales and faster resolution.

Read the blog: Escaping vendor siloes by Gary E. Barnett, SVP and GM, Engagement Solutions, Avaya     Read the blog: Connecting Avaya to the world of cloud‐based applications by Mohammad Nezarati,  CEO, Esna    For IT departments, the flexible, open approach delivered by Avaya and Esna can allow their company to  leverage their existing, multi‐vendor communications infrastructure and easily integrate new  technologies from Avaya and other vendors into cloud‐based applications – an approach that can help  companies avoid vendor lock‐in.  Further, a thin client can speed the introduction and adoption of new  technologies for more successful deployments. Developers will be able to create new innovative web  and mobile applications that are more dynamic and increase competitive differentiation.      Founded in 1989, Esna is headquartered in Richmond Hill, Ontario. The transaction includes the  acquisition of intellectual property, assets, employees and customers of Esna. Esna is now a wholly‐ owned subsidiary of Avaya.     Quotes  “For all the effort that the industry has invested in business communications, most offers fall woefully  short of the seamless user experience that leads to effortless engagement. It’s time for the convergence  of communications and business applications, time for enabling communications from the browsers of  public or private cloud‐based applications people use every day, and time for the user experience to be  one click to engage. With Esna and Avaya, that’s the value proposition ‐ coming soon to a browser near  you.”    Gary E. Barnett, SVP and GM, Avaya Engagement Solutions    “Esna and Avaya are building the future of collaboration experience ‐ a future where communication is  embedded directly into the applications, processes and workflows that drive how work gets done. By  uniting our strengths and resources, we’ll be able to offer truly innovative solutions that give companies  real choice when it comes to the applications and devices they use to communicate and collaborate with  their employees, customers and partners.”  Mohammad Nezarati, CEO, Esna    “Businesses today require flexibility and choice in how people communicate and collaborate. Esna and  Jive have effectively partnered to provide options that enhance employee productivity and customer  experiences. Avaya’s acquisition of Esna further empowers people to work in a way that supports their  own work style.  We look forward to continuing to work with Esna in this next chapter.”    Jason Khoury, head of communications, Jive

Click to Tweet: .@Avaya Acquires Esna to Accelerate Communications Enabled Applications #UC #cloud  #apps http://bit.ly/1dxX891    Tags:  Avaya, Esna, unified communications, collaboration, mobile, cloud, applications, web, team  engagement, business communications, enterprise, midmarket, integration, browser‐based    About Avaya  Avaya is a leading provider of solutions that enable customer and team engagement across multiple  channels and devices for better customer experience, increased productivity and  enhanced financial performance. Its world‐class contact center and unified communications  technologies and services are available in a wide variety of flexible on‐premises and cloud deployment  options that seamlessly integrate with non‐Avaya applications. The Avaya Engagement Environment  enables third parties to create and customize business applications for competitive advantage.  Avaya’s  fabric‐based networking solutions help simplify and accelerate the deployment of business critical  applications and services.  For more information please visit www.avaya.com.     About Esna  Esna is a leading provider of real‐time communication and collaboration solutions. Esna makes it easy  for businesses and individuals to connect, communicate and collaborate with one another by  embedding unified communications and real‐time collaboration inside the applications they use every  day. Millions of people in leading businesses, educational institutions and government organizations  globally rely on Esna every day to stay connected, to drive productivity and to get work done. For more  information, visit www.esna.com.    Certain statements contained in this press release may be forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should" or "will" or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these are reasonable, such forward looking statements involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results to differ materially from any future results expressed or implied by these forward-looking statements. For a list and description of such risks and uncertainties, please refer to Avaya's filings with the SEC that are available at www.sec.gov. Avaya disclaims any intention or obligation to update or revise any forward-looking statements.  ###  All trademarks identified by ®, TM, or SM are registered marks, trademarks, and service marks, respectively, of Avaya Inc. All other trademarks are the property of their respective owners